News Release
For Release July 17, 2019
9:00 A.M.

Contact: (803) 951- 2265
Joseph G. Sawyer, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Second Quarter Results and Cash Dividend

Highlights for Second Quarter of 2019

•	Net income of $2.881 million.
•	Diluted EPS of $0.37 per common share.
•	Loan growth of $8.3 million, a 4.61% annualized growth rate.
•	Pure deposit growth, including customer cash management, of $23.4 million, an 11.7% annualized growth rate.
•	Net interest margin on a tax equivalent basis of 3.67%
•	Excellent credit quality with non-performing assets (NPAs) of 0.37%, past dues of 0.16% and a year-to-date net recovery of $21,754
•	Cash dividend of $0.11 per common share, which is the 70th consecutive quarter of cash dividends paid to common shareholders.
•	Opening of banking office in Evans, Georgia.
•	Share repurchase plan implemented.

Lexington, SC – July 17, 2019 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the second quarter of 2019 of $2.881 million as compared to $3.001 million in the second quarter of 2018. Diluted earnings per common share were $0.37 for the second quarter of 2019 as compared to $0.39 for the second quarter of 2018. On a linked quarter basis, net income increased 15.2% from $2.500 million in the first quarter of 2019 and diluted earnings per common share increased 15.6% from $0.32.

Year-to-date 2019 net income was $5.376 million compared to $5.710 million during the first six months of 2018. Diluted earnings per share for the first half of 2019 were $0.70, compared to $0.74 during the same time period in 2018. Mike Crapps, First Community President and CEO, commented, “We are pleased with growth in pure deposits during quarter while loan growth continues to be impacted by high loan payoffs and paydowns. We continue to benefit from excellent credit quality.”

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the second quarter of 2019. The company will pay an $0.11 per share dividend to holders of the company’s common stock. This dividend is payable August 12, 2019 to shareholders of record as of July 29, 2019. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 70th consecutive quarter.”

During the second quarter, the company announced the intention to repurchase up to 300,000 shares of company’s outstanding common stock. As of June 30, 2019, a total of 185,361 shares had been repurchased at a cost of $3,412,773 with an average price per share of $18.41. Crapps noted, “Given the current stock price, our Board felt that a share repurchase would be a good use of our excess capital to enhance shareholder value and we are pleased with how quickly we have been able to execute this strategy.”

In 2018, the Federal Reserve increased the asset size to qualify as a small bank holding company. As a result of this change, the company is generally not subject to the Federal Reserve capital requirements unless advised otherwise. The bank remains subject to capital requirements including a minimum leverage ratio and a minimum ratio of “qualifying capital” to risk weighted assets. These requirements are essentially the same as those that applied to the company prior to the change in the definition of a small bank holding company. Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At June 30, 2019, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.19%, 13.47%, and 14.24%, respectively. This compares to the same ratios as of June 30, 2018 of 9.77%, 13.17%, and 13.95%, respectively. As of June 30, 2019, the bank’s Common Equity Tier One ratio was 13.47% compared to 13.17% at June 30, 2018.

Asset Quality

Asset quality remained strong. Non-performing assets were 0.37% of total assets and total past dues were 0.16%. There was a net loan recovery for the quarter of $19,546 and the year-to-date net recovery is $21,754. The ratio of classified loans plus OREO now stands at 5.63% of total bank regulatory risk-based capital as of June 30, 2019. Additionally, as a result of continued excellent credit quality and ongoing year-to-date net recoveries, expense related to the provision for loan losses was only $9 thousand for the quarter.

Balance Sheet

(Numbers in millions)

	Quarter Ended 6/30/19	Quarter Ended 3/31/19	Quarter Ended 12/31/18	Year To Date $ Variance	Year To Date % Variance
Assets
Investments	$252.3	$248.9	$256.0	($3.7)	(1.4%)
Loans	726.7	718.4	718.5	8.2	1.1%

Liabilities
Total Pure Deposits	$791.6	$770.1	$777.2	$14.4	1.9%
Certificates of Deposit	145.8	149.7	148.4	(2.6)	(1.8%)
Total Deposits	$937.4	$919.8	$925.6	11.8	1.3%

Customer Cash Management	$33.9	$32.0	$28.0	$5.9	21.1%
FHLB Advances	0.2	2.2	0.2	0	0.0%

Total Funding	$971.5	$954.0	$953.8	$17.7	1.9%
Cost of Funds (including demand deposits)	0.61%	0.57%	0.49%		12	bps
Cost of Deposits	0.51%	0.45%	0.39%		12	bps

Mr. Crapps commented, “Commercial loan production was improved in the second quarter, up significantly from the first quarter, but loan payoffs and paydowns again negatively impacted the net growth in the portfolio. After a slow start in the first quarter, momentum in pure deposit growth was strong going into the second quarter which saw growth in pure deposits, including customer cash management accounts, of $23.4 million, an 11.7% annualized growth rate.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $9.1 million for the second quarter of 2019 compared to first quarter net interest income of $9.0 million. Second quarter net interest margin, on a tax equivalent basis, was 3.67% compared to net interest margin of 3.73% in the first quarter. Mr. Crapps noted, “Given the current rate environment and competition for loans and deposits, margin continues to be a point of focus. Prior to this quarter, we had experienced margin expansion in 10 of the past 11 quarters.”

Non-Interest Income

Non-interest income, adjusted for securities gains and losses increased 19.1% on a linked quarter basis to $3.0 million in the second quarter of 2019, up from $2.5 million in the first quarter of this year. Revenues in the mortgage line of business increased 21.9% year-over-year to $1.2 million compared to $1.0 million in the second quarter of 2018. On a linked quarter basis, mortgage revenue increased 46.7% from $844 thousand in the first quarter. Mortgage loan production increased 9.4% year-over-year from $33.71 million in the second quarter of 2018 to $36.89 million in the second quarter of 2019. Revenue in the investment advisory line of business increased 11.6% on a linked quarter basis to $489 thousand in the second quarter of 2019 up from $438 thousand in the first quarter and year-over-year increased 21.9% from $401 thousand in the second quarter of 2018. Mr. Crapps commented, “Our strategy of multiple revenue streams continues to serve us well as we focus our efforts to accelerate growth in these lines of business. We are pleased with the activity and momentum in each of our business units.”

Non-Interest Expense

Non-interest expense was $8.6 million in the second quarter of 2019, compared to $8.3 million in the first quarter of 2019. Higher expenses in planned marketing and public relations activities to support the bank’s new downtown Greenville banking office accounted for the majority of the increase.

Other

In June, the bank opened its newest full-service banking office with a location in Evans, Georgia. This follows the opening of a new office in downtown Greenville during the first quarter of 2019 and the opening of a downtown Augusta office in the first quarter of 2018. Crapps noted, “We have opened three new banking offices within the past 15 months, which demonstrates our commitment to building out our business franchise in the Augusta, Georgia and Upstate, South Carolina markets. We are excited about our expansion in these two markets and the opportunity to serve the businesses and professionals in these areas. While this expansion will have a negative impact on earnings in the short term, we see this as an investment in the future growth of our company and are excited about the long-term business potential.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and series, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Greenville, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)
	June 30,	December 31,	June 30,
	2019	2018	2018

Total Assets	$1,115,968	$1,091,595	$1,092,149
Other short-term investments (1)	24,898	17,940	28,798
Investment Securities	252,302	256,022	273,730
Loans held for sale	8,730	3,223	6,969
Loans	726,707	718,462	684,333
Allowance for Loan Losses	6,362	6,263	6,087
Goodwill	14,637	14,637	14,562
Other Intangibles	1,742	2,006	2,284
Total Deposits	937,391	925,523	933,368
Securities Sold Under Agreements to Repurchase	33,889	28,022	28,203
Federal Home Loan Bank Advances	221	231	241
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders’ equity	117,489	112,497	106,997

Book Value Per Common Share	$15.64	$14.74	$14.07
Tangible Book Value Per Common Share	$13.46	$12.56	$11.85
Equity to Assets	10.53%	10.31%	9.80%
Tangible common equity to tangible assets	9.20%	8.92%	8.38%
Loan to Deposit Ratio (excludes held for sale)	77.52%	77.98%	73.32%
Allowance for Loan Losses/Loans	0.88%	0.87%	0.89%
Regulatory Ratios (Bank)
Leverage Ratios:	10.19%	9.98%	9.77%
Tier 1 Capital Ratio	13.47%	13.19%	13.17%
Total Capital Ratio	14.24%	13.96%	13.95%
Common Equity Tier 1 ratio	13.47%	13.19%	13.17%
Tier 1 Regulatory Capital	$110,697	$107,806	$103,508
Total Regulatory Capital	$117,059	$114,069	$109,595
Common Equity Capital	$110,697	$107,806	$103,508

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Average Total Assets	$1,103,346	$1,073,299	$1,096,371	$1,063,954
Average Loans	728,709	677,524	726,398	667,929
Average Earning Assets	1,005,401	977,993	999,463	968,031
Average Deposits	924,199	921,187	916,512	906,317
Average Other Borrowings	50,012	38,510	53,290	44,267
Average Shareholders’ Equity	117,255	106,032	115,529	105,813

Asset Quality:	June 30,	March 31,	December 31,
	2019	2019	2018
Loan Risk Rating by Category (End of Period)
Special Mention	$5,704	$5,871	$7,230
Substandard	5,307	5,322	4,326
Doubtful	—	—	—
Pass	715,696	707,227	706,906
	$726,707	$718,420	$718,462

	June 30,	March 31,	December 31,
	2019	2019	2018

Nonperforming Assets:
Non-accrual loans	$2,691	$2,641	$2,546
Other real estate owned	1,412	1,460	1,460
Accruing loans past due 90 days or more	—	22	31
Total nonperforming assets	$4,103	$4,123	$4,037
Accruing trouble debt restructurings	$1,953	$1,991	$1,835

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Loans charged-off	$13	$1	$23	$9
Overdrafts charged-off	30	37	53	77
Loan recoveries	(32)	(99)	(44)	(127)
Overdraft recoveries	(10)	(11)	(17)	(18)
Net Charge-offs (recoveries)	$1	$(72)	$15	$(59)
Net charge-offs to average loans	N/A	N/A	N/A	N/A

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2019	2018	2019	2018	2019	2018

Interest Income	$10,606	$9,819	$10,374	$9,331	$20,980	$19,150
Interest Expense	1,490	880	1,354	797	2,844	1,677
Net Interest Income	9,116	8,939	9,020	8,534	18,136	17,473
Provision for Loan Losses	9	29	105	202	114	231
Net Interest Income After Provision	9,107	8,910	8,915	8,332	18,022	17,242
Non-interest Income:
Deposit service charges	380	423	411	463	791	886
Mortgage banking income	1,238	1,016	844	951	2,082	1,967
Investment advisory fees and non-deposit commissions	489	401	438	383	927	784
Gain (loss) on sale of securities	164	94	(29)	(104)	135	(10)
Gain (loss) on sale of other assets	(3)	22	—	15	(3)	37
Other	918	955	845	923	1,763	1,878
Total non-interest income	3,186	2,911	2,509	2,631	5,695	5,542
Non-interest Expense:
Salaries and employee benefits	5,210	4,881	5,170	4,577	10,380	9,458
Occupancy	647	583	655	614	1,302	1,197
Equipment	389	398	386	381	775	779
Marketing and public relations	430	194	175	89	605	283
FDIC assessment	71	83	74	81	145	164
Other real estate expenses	18	31	29	18	47	49
Amortization of intangibles	132	143	132	142	264	285
Other	1,743	1,912	1,702	1,692	3,445	3,604
Total non-interest expense	8,640	8,225	8,323	7,594	16,963	15,819
Income before taxes	3,653	3,596	3,101	3,369	6,754	6,965
Income tax expense	772	595	606	660	1,378	1,255
Net Income	$2,881	$3,001	$2,495	$2,709	$5,376	$5,710

Per share data:
Net income, basic	$0.38	$0.40	$0.33	$0.36	$0.70	$0.75
Net income, diluted	$0.37	$0.39	$0.32	$0.35	$0.70	$0.74

Average number of shares outstanding - basic	7,626,559	7,573,252	7,633,908	7,569,038	7,628,868	7,575,656
Average number of shares outstanding - diluted	7,704,221	7,726,479	7,724,780	7,712,534	7,708,267	7,725,535
Shares outstanding period end	7,511,164	7,605,053	7,664,967	7,600,690	7,511,164	7,605,053

Return on average assets	1.05%	1.12%	0.93%	1.04%	0.99%	1.08%
Return on average common equity	9.86%	11.35%	8.89%	10.40%	9.38%	10.88%
Return on average common tangible equity	11.46%	13.51%	10.41%	12.41%	10.95%	12.97%
Net Interest Margin	3.64%	3.67%	3.68%	3.61%	3.66%	3.64%
Net Interest Margin (taxable equivalent)	3.67%	3.71%	3.73%	3.66%	3.70%	3.69%
Efficiency ratio	71.18%	69.96%	72.01%	67.39%	71.59%	68.70%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Three months ended June 30, 2019			Three months ended June 30, 2018
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$728,709	$8,792	4.84%	$677,524	$8,080	4.78%
Securities:	250,316	1,659	2.66%	275,714	1,629	2.37%
Federal funds sold and securities purchased	26,376	155	2.36%	24,803	110	1.78%
Total earning assets	1,005,401	10,606	4.23%	978,041	9,819	4.03%
Cash and due from banks	13,998			13,336
Premises and equipment	35,765			34,784
Intangibles	16,442			16,941
Other assets	38,095			36,241
Allowance for loan losses	(6,355)			(6,044)
	$1,103,346			$1,073,299
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$202,095	$134	0.27%	$194,514	$72	0.15%
Money market accounts	177,039	481	1.09%	185,922	194	0.42%
Savings deposits	107,638	36	0.13%	106,523	34	0.13%
Time deposits	176,715	530	1.20%	193,635	338	0.70%
Other borrowings	50,012	309	2.48%	38,510	242	2.52%
Total interest-bearing liabilities	713,499	1,490	0.84%	719,104	880	0.49%
Demand deposits	260,712			240,594
Other liabilities	11,880			7,569
Shareholders’ equity	117,255			106,032
Total liabilities and shareholders’ equity	$1,103,346			$1,073,299

Cost of funds including demand deposits			0.61%			0.37%
Net interest spread			3.39%			3.54%
Net interest income/margin		$9,116	3.64%		$8,939	3.67%
Net interest income/margin FTE basis		$9,211	3.67%		$9,052	3.71%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Six months ended June 30, 2019			Six months ended June 30, 2018
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$726,398	$17,401	4.83%	$667,929	$15,697	4.74%
Securities:	251,114	3,315	2.66%	277,182	3,272	2.38%
Federal funds sold and securities purchased under agreements to resell	21,951	264	2.43%	22,921	181	1.59%
Total earning assets	999,463	20,980	4.23%	968,032	19,150	3.99%
Cash and due from banks	13,680			13,503
Premises and equipment	35,645			35,173
Intangibles	16,511			17,011
Other assets	37,406			36,192
Allowance for loan losses	(6,334)			(5,957)
Total assets	$1,096,371			$1,063,954
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$198,270	283	0.29%	$190,302	139	0.15%
Money market accounts	178,201	822	0.93%	181,830	338	0.37%
Savings deposits	107,778	72	0.13%	106,532	73	0.14%
Time deposits	178,424	1,005	1.14%	193,429	634	0.66%
Other borrowings	53,290	662	2.51%	44,267	493	2.25%
Total interest-bearing liabilities	715,963	2,844	0.80%	716,360	1,677	0.47%
Demand deposits	253,839			234,225
Other liabilities	11,040			7,556
Shareholders’ equity	115,529			105,813
Total liabilities and shareholders’ equity	$1,096,371			$1,063,954

Cost of funds, including demand deposits			0.59%			0.36%
Net interest spread			3.43%			3.52%
Net interest income/margin		$18,136	3.66%		$17,473	3.64%
Net interest income/margin FTE basis		$18,344	3.70%		$17,704	3.69%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	June 30,	December 31,	June 30,
Tangible book value per common share	2019	2018	2018
Tangible common equity per common share (non-GAAP)	$13.46	$12.56	$11.85
Effect to adjust for intangible assets	2.18	2.18	2.22
Book value per common share (GAAP)	$15.64	$14.74	$14.07
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	9.20%	8.92%	8.38%
Effect to adjust for intangible assets	1.33%	1.39%	1.42%
Common equity to assets (GAAP)	10.53%	10.31%	9.80%

Return on average tangible common equity	Three months ended June 30,		Three months ended March 31,		Six months ended June 30,
	2019	2018	2019	2018	2019	2018
Return on average common tangible equity (non-GAAP)	11.46%	13.51%	10.41%	12.41%	10.95%	12.97%
Effect to adjust for intangible assets	(1.60)%	(2.16)%	(1.52)%	(2.01)%	(1.57)%	(2.09)%
Return on average common equity (GAAP)	9.86%	11.35%	8.89%	10.40%	9.38%	10.88%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “tangible book value at period end,” “return on average tangible common equity” and “tangible common shareholders’ equity to tangible assets.” “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.